Company Contact:	Investor Relations:
Amerisa Kornblum Chief Financial Officer (954) 835-2233 x1207	Allison Malkin/David Griffith Integrated Corporate Relations (203) 682-8225/(203) 682-8213

Final: For Immediate Release

ODIMO INCORPORATED ANNOUNCES SECOND QUARTER 2005 RESULTS
Second Quarter Net Sales Increase 11.3% to $11.5 Million

SUNRISE, FL., August 11, 2005 /PRNewswire-FirstCall/ — Odimo Incorporated (Nasdaq: ODMO), an online retailer that offers high quality diamonds, fine jewelry, brand name watches and luxury goods through three websites (diamond.com, ashford.com, and worldofwatches.com), today announced financial results for the second quarter and six months ended June 30, 2005.

For the Second Quarter Ended June 30, 2005

•	Net sales increased 11.3% to $11.5 million, as compared to $10.3 million in the second quarter of fiscal 2004;

•	Loss from operations was $3.3 million, compared to a $1.8 million loss from operations in the second quarter of fiscal 2004; and

•	Net loss attributable to common stockholders decreased to $3.3 million, or $(0.46) per share on 7,162,000 average shares from a net loss attributable to common stockholders of $6.7 million, or $(10.60) per share on 629,000 average shares.

For the Six Months Ended June 30, 2005

•	Net sales increased 16.9% to $24.2 million, as compared to $20.7 million in the first six months of fiscal 2004;

•	Loss from operations was $6.0 million, as compared to a $7.9 million loss from operations, including $4.7 million in stock based compensation expense in the first six months of fiscal 2004; and

•	Net loss attributable to common stockholders decreased to $6.8 million, or $(1.26) per share on 5,429,000 average shares, as compared to a net loss attributable to common stockholders of $20.5 million, or $(32.62) per share on 629,000 average shares in the first six months of fiscal 2004.

“We continued to advance our key strategic goals during the second quarter,” stated Alan Lipton, Odimo’s President and Chief Executive Officer. “We successfully increased our mix of diamond and jewelry sales through the first six months of the year and drove higher average order values. At the same time, we implemented actions to more effectively direct our marketing spend while stabilizing the growth in advertising and general and administrative costs. This should benefit us during the balance of the year.”

As we look ahead, we remain enthusiastic regarding our growth prospects both in the short and long term,” Mr. Lipton continued. “To this end, we believe our marketing and merchandising initiatives position us to expand our market share in the holiday season. During the third quarter we have scheduled a re-launch of our diamond.com site with enhanced features and are also excited by the repeat business and new customers that we are attracting as we focus on our diamond and jewelry business.”

Other Second Quarter Fiscal 2005 Financial Highlights

•	Diamond sales were 32.5% of gross sales, as compared to 29.7% of gross sales in the second quarter of fiscal 2004;

•	Jewelry sales were 18.6% of gross sales, as compared to 14.2% of gross sales in the second quarter of 2004;

•	Luxury goods sales were 12.1% of gross sales, as compared to 15.1% of gross sales in the second quarter of 2004;

•	Watch sales were 36.8% of gross sales, as compared to 41.0% of gross sales in the second quarter of 2004

Gross profit for the second quarter of fiscal 2005 was $2.8 million, or 24.6% of net sales, compared to $2.9 million, or 27.8% of net sales, for the second quarter 2004. The decline in gross profit margin was due to a mix shift toward lower margin diamond sales.

Fulfillment expenses for the second quarter of fiscal 2005 were $805,000 as compared to $675,000 for the second quarter 2004. Fulfillment expenses as a percentage of net sales for the second quarter of fiscal 2005 increased to 7.0% compared to 6.6% for the second quarter 2004.

Marketing expenses for the second quarter of fiscal 2005 were $1.8 million, as compared to $1.3 million in the second quarter of fiscal 2004. This increase reflected the Company’s focus on customer acquisition, increasing the rate of repeat sales through the Company’s e-mail and retention marketing programs, and increases in on-line advertising costs. The Company expects marketing expenses for the fiscal year to approximate $7.5 million, as compared to $6.6 million in fiscal 2004.

General and administrative expenses were $2.6 million for the second quarter of fiscal 2005 as compared to $2.0 million for the second quarter of fiscal 2004. As a percentage of net sales, general and administrative expenses for the second quarter of fiscal 2005 increased to 22.6% compared to 19.5% for the second quarter of fiscal 2004. This increase was primarily attributable to public company expenses of approximately $400,000 in the second quarter of this year. Excluding these costs, general and administrative expenses would have improved as a percentage of net sales to 19.1%.

Cash and cash equivalents at June 30, 2005 were $3.8 million compared to $1.7 million at December 31, 2004.

Inventories at June 30, 2005 decreased to $14.0 million compared to $14.3 million at December 31, 2004, a decrease of $0.3 million.

Capital expenditures for the first six months of 2005 totaled $1,855,000 compared to $922,000 for the first six months of 2004. This increase is primarily related to computer and related equipment and software development costs.

Conference Call

Interested stockholders and other persons are invited to listen to the second quarter earnings conference call scheduled for today, Thursday, August 11, 2005 at 5:00 p.m. Eastern Time. To participate in Odimo’s conference call, dial (800) 706-7745 and enter passcode 98568765 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.diamond.com by clicking on Investor Relations at the bottom of the homepage. A replay of this call will be available until August 18, 2005 and can be accessed by dialing (888) 286-8010 and entering passcode 13094524.

Forward-Looking Statements

All statements made in this release and to be made in Odimo’s 2005 second quarter conference call, other than statements of historical fact, are or will be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” “prospects,” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the business of Odimo and the industries and markets in which Odimo operates. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect Odimo’s business, financial condition and operating results include the effects of changes in the economy, consumer spending, the financial markets, changes affecting the Internet and e-commerce, the ability of Odimo to develop and maintain relationships with suppliers, the ability of Odimo to timely and successfully develop, maintain and protect its technology, confidential information and product offerings and execute operationally and the ability of Odimo to attract and retain qualified personnel. More information about potential factors that could affect Odimo can be found in its reports and statements filed by Odimo with the SEC. Odimo expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by Odimo.

On April 15, 2005, the U.S. Securities and Exchange Commission extended the implementation deadline for Statement of Financial Accounting Standards No. 123R, “Share Based Payment.” As a result, Odimo Incorporated will implement SFAS 123R beginning in the first quarter of 2006, rather than in the third quarter of 2005.

About Odimo

Odimo is an online retailer of current season high quality diamonds, fine jewelry, brand name watches and luxury goods. The Company operates three websites, www.diamond.com, www.ashford.com and www.worldofwatches.com and seeks to create long-term relationships with its customers by offering a broad selection of appealing merchandise. The Company’s websites collectively showcase over 2,000 watch styles; a large assortment of luxury goods, such as designer handbags and fashion accessories, fragrances and sunglasses; more than 25,000 independently certified diamonds; and a wide range of precious and semi-precious jewelry. The Company sells brand name goods at discounts to suggested retail prices, and diamonds and fine jewelry at competitive prices. The Company features many of the branded items available in leading department and specialty stores, as well as diamonds certified by the Gemological Institute of America (GIA). Odimo is headquartered in Sunrise, Florida.

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,849	$1,663
Deposits with credit card processing company	900	813
Accounts receivable	618	476
Inventories	14,048	14,321
Deposits with vendors	1,232	660
Prepaid expenses and other current assets	1,107	961

Total current assets	21,754	18,894
PROPERTY AND EQUIPMENT — net	6,362	5,320
GOODWILL	9,792	9,792
INTANGIBLE AND OTHER ASSETS — net	2,978	6,504

TOTAL	$40,886	$40,510

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,952	$10,833
Accounts payable to related parties	4,109	5,691
Accrued liabilities	993	3,499
Bank credit facility		9,282

Total liabilities	12,054	29,305

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value, 50,000 and 2,370 shares authorized; 0 and 2,370 shares issued and outstanding at June 30, 2005 and December 31, 2004 respectively (liquidation value of $139,271 at December 31, 2004)	—	3
Common stock, $0.001 par value, 300,000 shares authorized at June 30, 2005 and 4,800 shares authorized at December 31, 2004; 7,162 and 629 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	7	1
Additional paid-in capital	103,705	80,074
Accumulated deficit	(74,880)	(68,873)

Total stockholders’ equity	28,832	11,205

TOTAL	$40,886	$40,510

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
NET SALES	$11,451	$10,290	$24,235	$20,734
COST OF SALES	8,638	7,426	18,170	14,802

Gross profit	2,813	2,864	6,065	5,932

OPERATING EXPENSES:
Fulfillment	805	675	1,693	1,344
Marketing	1,847	1,315	3,565	2,428
General and administrative	2,586	2,003	5,053	8,670
Depreciation and amortization	858	661	1,710	1,410

Total operating expenses	6,096	4,654	12,021	13,852

LOSS FROM OPERATIONS	(3,283)	(1,790)	(5,956)	(7,920)
INTEREST INCOME (EXPENSE), Net	25	(65)	(51)	(318)

NET LOSS	(3,258)	(1,855)	(6,007)	(8,238)
DIVIDENDS TO PREFERRED STOCKHOLDERS	( -)	(4,811)	(832)	(12,278)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,258)	$(6,666)	$(6,839)	$(20,516)

Net loss per common share attributable to common stockholders:
Basic and diluted	$(0.46)	$(10.60)	$(1.26)	$(32.62)

Weighted average number of shares:
Basic and diluted	7,162	629	5,429	629

ODIMO INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six months ended
	June 30, 2005	June 30, 2004

OPERATING ACTIVITIES:
Net loss	$(6,007)	$(8,238)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,710	1,410
Stock-based compensation		4,689
Amortization of supply agreement	72	12
Amortization of discount on stockholder notes		87

Changes in operating assets and liabilities:
Increase in deposits with credit card processing company	(87)	(96)
Increase in accounts receivable	(142)	(61)
Decrease (increase) in inventories	273	(4,894)
Increase in deposits with vendors	(572)	(59)
Increase in prepaid expenses and other current assets	(146)	(1,085)
Decrease in other assets	2,557	425
Decrease in accounts payable	(3,881)	(2,150)
(Decrease) increase in accounts payable to related parties	(1,582)	4,559
Decrease in accrued liabilities	(2,506)	(2,389)

Net cash used in operating activities	(10,311)	(7,790)

INVESTING ACTIVITIES —
Purchase of property and equipment	(1,855)	(922)

FINANCING ACTIVITIES:
Payments on stockholder notes		(450)
Net(repayments of) borrowings under bank credit facility	(9,282)	1,600
Proceeds from issuance of convertible preferred stock and warrants..............................		2,750
Proceeds from exercise of warrants	1,349
Proceeds from issuance of common stock, net of offering expenses	22,285

Net cash provided by financing activities	14,352	3,900

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,186	(4,812)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,663	5,135

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,849	$323

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid	$76	$131

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Exchange of stockholder notes (including accrued interest of $211) for convertible preferred stock and warrants		$2,996

Fair value of supply agreement.........................................................................		$433